Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Comm.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	Jennifer@cwcomm.org

PDL BioPharma Announces Retirement of $61.6 Million of 2.75% Convertible Notes due August 2023 for Common Stock

INCLINE VILLAGE, NV, August 5, 2010 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) announced today that it has entered into separate privately negotiated agreements under which it will retire $61.6 million in aggregate principal amount of the Company’s outstanding 2.75% Convertible Subordinated Notes, due August 16, 2023 (the “2023 Notes”) for consideration consisting of the issuance of the number of shares of common stock for which those 2023 Notes were convertible by their terms plus 184,677 additional shares issued as an inducement for such holders to surrender their 2023 Notes at this time.  The holders will also receive a cash payment for accrued and unpaid interest on the 2023 Notes.  The transaction was structured as an exchange of the 2023 Notes for the stock and reflected a price per share (based on the principal amount of debt retired) of approximately $5.55 per share.  Following the exchange, $54.3 million in aggregate principal amount of the 2023 Notes will remain outstanding.

The Company also announced that it provided the trustee of the 2023 Notes with notice of its intention to redeem all remaining 2023 Notes on September 15, 2010.  The Company reaffirms its previously announced dividend of $0.50 per share to be paid on October 1, 2010 to all stockholders of record on September 15, 2010.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today based on patents that expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-Looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
•	The outcome of pending litigation or disputes; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” section of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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